EXHIBIT 3.1(d)
                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                             OBJECTSOFT CORPORATION


                  It is hereby certified that:

                  1. The name of the corporation (hereinafter called the "Corporation") is ObjectSoft Corporation.

                  2.  The  Certificate  of   Incorporation  of  the  Corporation
(hereinafter called the "Certificate of Incorporation") is hereby further amended by deleting the current first paragraph of the Fourth Article and replacing it with the following:

                  "FOURTH: The aggregate number of shares of stock which the Corporation shall have authority to issue is 55,000,000 shares divided into two classes; 50,000,000 shares of which shall be designated as Common Stock, $.0001 par value per share, and 5,000,000 shares of which shall be designated as Preferred Stock, with $.0001 par value per share. There shall be no preemptive rights with respect to any shares of capital stock of the Corporation.

                  Effective 12:01 a.m. on October 13, 1999 (the "Effective Time"), each six shares of Common Stock then issued shall be automatically combined into one share of Common Stock of the Corporation. Each of the "Closing Price" as defined in the Certificate of Designation of Series E Convertible Preferred Stock, as amended, and the "Maximum Price" as defined in the Certificate of Designation of Series F Convertible Preferred Stock shall be automatically increased to a dollar amount which is six times the previous amount. No fractional shares or scrip representing fractions of a share shall be issued, but in lieu thereof, each fraction of a share that any stockholder would otherwise be entitled to receive shall be rounded up to the nearest whole share."

                  3. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Dated: October 12, 1999

                                        /s/ David E.Y. Sarna
                                        ----------------------------------------
                                        David E.Y. Sarna, Chairman and Secretary